CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust. Such reference is included in the Statement of Additional Information of the Wayne Hummer Large Cap Core Fund, Wayne Hummer Small Cap Core Fund, and Wayne Hummer Real Estate 130/30 Fund under “Independent Registered Public Accounting Firm”.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

October 10, 2008